Exhibit 99.1

JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Farmer Bros. Co., a Delaware corporation (the “Company”);

WHEREAS, Carol L. Waite Trust, a California trust, 1964 Jeanne Ann Farmer Grossman Trust, a California trust, 1964 Richard Francis Farmer Trust, a California trust, 1964 Roy Edward Farmer Trust, a California trust, 1964 Carol Lynn Farmer Waite Trust, a California trust, 1969 Roy Edward Farmer Trust, a California trust, 1969 Jeanne Ann Farmer Trust, a California trust, 1969 Richard Francis Farmer Trust, a California trust, 1969 Carol Lynn Farmer Waite Trust, a California trust, 1969 Roy F. Farmer Trust, a California trust, 1969 Emily Marjorie Farmer Trust, a California trust, 1972 Roy Edward Farmer Trust, a California trust, 1972 Carol Lynn Farmer Waite Trust, a California trust, 1972 Jeanne Anne Farmer Grossman Trust, a California trust, 1972 Richard Francis Farmer, a California trust, 1972 Roy F. Farmer Trust, a California trust, 1972 Emily Marjorie Farmer Trust, a California trust, 1984 Jonathan Michael Waite Trust, a California trust, 1987 Roy F. Farmer Trust I, a California trust, 1987 Roy F. Farmer Trust II, a California trust, 1987 Roy F. Farmer Trust III, a California trust, 1987 Roy F. Farmer Trust IV, a California trust, 1988 Roy F. Farmer Trust I, a California trust, 2012 Waite Irrevocable Trust, a California trust, Farmer Insurance Trust, a California trust, 2012 Grossman Irrevocable Trust, a California trust, Carol Lynn Farmer Waite, Austin Waite, Emily Waite, Jonathan Michael Waite, Scott Grossman, Brett Grossman, Brynn Grossman (collectively, the “Waite-Grossman Collective”), Tom Mortensen, John Samore, Jr. and Jennifer Gonzalez-Yousef wish to form a group for the purpose of seeking representation on the Board of Directors of the Company (the “Board”) at the 2016 annual meeting of stockholders of the Company (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “2016 Annual Meeting”) and for the purpose of taking all other action necessary to achieve the foregoing.

NOW, IT IS AGREED, this 18th day of October 2016 by the parties hereto:

1.           In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company.  Each member of the Group shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2.           So long as this agreement is in effect, each of the undersigned shall provide written notice to Olshan Frome Wolosky LLP (“Olshan”) of (i) any of their purchases or sales of securities of the Company; or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership.  Notice shall be given no later than 24 hours after each such transaction.

3.           Each of the undersigned agrees to form the Group for the purpose of (i) soliciting proxies or written consents for the election of the persons nominated by the Group to the Board at the 2016 Annual Meeting, (ii) taking such other actions as the parties deem advisable, and (iii) taking all other action necessary or advisable to achieve the foregoing.

4.           The Waite-Grossman Collective shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agrees to pay directly all such pre-approved expenses.

5.           Each of the undersigned agrees that any SEC filing, press release or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 3 shall be first approved by the Waite-Grossman Collective, or its representatives, which approval shall not be unreasonably withheld.

6.           The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement.  Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein.  Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification.  Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he/it deems appropriate, in his/its sole discretion, provided that all such sales are made in compliance with all applicable securities laws.

7.           This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8.           In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

9.           Any party hereto may terminate his/its obligations under this Agreement on 24 hours’ written notice to all other parties, with a copy by fax to Andrew Freedman at Olshan, Fax No. (212) 451-2222.

10.           Each party acknowledges that Olshan shall act as counsel for both the Group and the Waite-Grossman Collective and its affiliates relating to their investment in the Company.

11.           Each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

1964 Jeanne Ann Farmer Grossman Trust	1964 Carol Lynn Farmer Waite Trust

1964 Richard Francis Farmer Trust	1964 Roy Edward Farmer Trust

1969 Carol Lynn Farmer Waite Trust	1969 Jeanne Ann Farmer Grossman Trust

1969 Roy Edward Farmer Trust	1969 Roy F Farmer Trust

1969 Emily Marjorie Farmer Trust	1969 Richard Francis Farmer Trust

1972 Carol Lynn Farmer Waite Trust	1972 Jeanne Anne Farmer Grossman Trust

1972 Roy Edward Farmer Trust	1972 Roy F Farmer Trust

1972 Emily Marjorie Farmer Trust	1972 Richard Francis Farmer Trust

1987 Roy F Farmer Trust I	1987 Roy F Farmer Trust II

1987 Roy F Farmer Trust III	1987 Roy F Farmer Trust IV

1988 Roy F Farmer Trust I

Farmer Insurance Trust	1984 Jonathan Michael Waite Trust

By:	/s/ Carol Lynn Farmer Waite
	Name:	Carol Lynn Farmer Waite
	Title:	Co-Trustee

Carol L Waite Trust

By:	/s/ Carol Lynn Farmer Waite
	Name:	Carol Lynn Farmer Waite
	Title:	Trustee

2012 Grossman Irrevocable Trust

By:	/s/ Carol Lynn Farmer Waite
	Name:	Carol Lynn Farmer Waite
	Title:	Trustee

/s/ Carol Lynn Farmer Waite
CAROL LYNN FARMER WAITE
Individually and as attorney-in-fact for Suzanna Waite, Austin Waite, Emily Waite, Jonathan Waite (individually and as Trustee for the 2012 Waite Irrevocable Trust), Brynn Grossman, Brett Grossman, Scott Grossman, Tom Mortensen, John Samore, Jr., and Jennifer Gonzalez-Yousef